As filed with the Securities and Exchange Commission on July 18, 2003

File No. 333-106611

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

APHTON CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-3640931
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number

80 S.W. Eighth Street

Miami, Florida 33130

(305) 374-7338

(Address, Including Zip Code, and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

Philip C. Gevas

Chairman, President and Chief Executive Officer

Aphton Corporation

80 S.W. Eighth Street

Miami, Florida 33130

(305) 374-7338

(305) 374-7615 (Fax)

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent For Service)

Copies to:

Kara L. MacCullough, Esq.

Akerman Senterfitt

One Southeast Third Avenue, 28th Floor

Miami, FL 33131

(305) 374-5600

(305) 374-5095 (Fax)

Approximate date of commencement of proposed sale to the public:    From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to the Form S-3 is being filed solely to file Exhibits 5.1 and 23.2.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.*

SEC registration fee	$2,411
Legal fees and expenses	$25,000
Accounting fees and expenses	$10,000
Printing, engraving and mailing expenses	$5,000
Miscellaneous	$5,000

Total	$47,411

*	All amounts, except for the SEC registration fee, are estimated.

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits the Company to indemnify any person who is or was a director, officer, employee and agent, or is or was serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise (each an “Insider”) against liability for each such Insider’s acts taken in his or her capacity as an Insider in a civil action, suit or proceeding if such actions were taken in good faith and in a manner which the Insider reasonably believed to be in or not opposed to the best interests of the Company, and in a criminal action, suit or proceeding, if the Insider had no reasonable cause to believe his or her conduct was unlawful, including under certain circumstances, suits by or in the right of the Company for any expenses, including attorneys’ fees, judgments, fines and amounts paid in settlements and for any liabilities which the Insider may have incurred in consequence of such action, suit or proceeding under conditions stated in said Section 145. The Company’s Certificate of Incorporation and By-Laws provide that the Company shall indemnify its directors and officers to the fullest extent authorized by the DGCL; provided, that the Company will not be required to indemnify any director or executive officer in connection with a proceeding initiated by such person, with certain exceptions.

As permitted by Section 102(b)(7) of the DGCL, Article NINTH of the Company’s Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as amended, which concerns unlawful payments of dividends, stock purchases or redemption, or (iv) for any transaction from which the director derived an improper personal benefit.

The Company’s Certificate of Incorporation and Bylaws permits the Company to secure insurance on behalf of any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise for any expense, liability or loss arising out of his or her actions in such capacity, regardless of whether the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Item 16.	Exhibits.

Exhibit No.	Description
4.2	Specimen of Common Stock Certificate. (1)

4.4	Form of Additional Senior Convertible Note issued by Aphton Corporation to SF Capital Partners Ltd. on June 12, 2003 (2)

4.7*	Form of Additional Warrant to purchase common stock issued by Aphton Corporation to SF Capital Partners Ltd. on June 12, 2003.

5.1**	Opinion of Akerman Senterfitt.

23.1*	Consent of independent certified public accountants, Ernst & Young LLP.

23.2**	Consent of Akerman Senterfitt (included in Exhibit 5.1 hereto).

24.1*	Power of Attorney.

*	Previously filed.
**	Filed herewith.

(1)	Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A filed on January 30, 1998.
(2)	Incorporated by reference to Exhibit 4.4 to the Registrant’s Current Report on Form 8-K filed on April 1, 2003.

Item 17.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)	The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)	For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on July 18, 2003.

APHTON CORPORATION

By:	/s/ PHILIP C. GEVAS
Philip C. Gevas Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PHILIP C. GEVAS Philip C. Gevas	Chairman, President and Chief Executive Officer	July 18, 2003

* William A. Hasler	Vice Chairman of the Board, Director and Co-Chief Executive Officer	July 18, 2003

* Nicholas John Stathis	Director	July 18, 2003

* Georges Hibon	Director	July 18, 2003

* Robert S. Basso	Director	July 18, 2003

* Frederick W. Jacobs	Vice President, Chief Financial Officer, Treasurer and Chief Accounting Officer	July 18, 2003

*/s/ PHILIP C. GEVAS Attorney-in-fact

Exhibit Index

Exhibit No.	Exhibit Description

5.1	Opinion of Akerman Senterfitt.

23.2	Consent of Akerman Senterfitt (included in Exhibit 5.1 hereto).